Date:                            January 20, 1998

Further Information:             Ron T. Morano, 973-644-4297

For Release:                     Immediately

Release Number:                  98-02


                      GPU ANNOUNCES INCREASED 1997 EARNINGS



         MORRISTOWN, N.J., January 20, 1998 -- GPU, Inc. (NYSE:GPU) today reported 1997 earnings of $335.1 million, compared with 1996 earnings of $298.4 million. Earnings per share was $2.77 for 1997, compared to $2.47 for 1996. Both periods include a non-recurring charge.

         In 1997, a non-recurring charge of $109.3 million, or $0.90 per share, was taken for a windfall profits tax assessed by the Government of the United Kingdom on privatized utilities, including Midlands Electricity plc (Midlands), in which GPU has a 50% stake. In 1996, a non-recurring charge of $74.5 million, or $0.62 per share, was taken for costs related to voluntary enhanced retirement programs.

         The 1997 earnings increase was mainly due to increased earnings from the GPU International Group (including the result of GPU's policy of accruing U.S. income tax on its worldwide operations, which reduced GPU's federal income tax liability by 31 cents per share); reduced operation and maintenance expenses; increased KWH sales to domestic utility customers; and the recording of step increases in operating revenues by Metropolitan Edison Company and Pennsylvania Electric Company as a result of including their energy cost rates in base rates and the cessation of deferred energy accounting, both effective January 1, 1997. These increases were partially offset by higher depreciation and financing expenses, increased amortizations due to a rate cap on Jersey Central Power & Light Company earnings and the absence, in 1997, of gains associated with the 1996 reacquisition of preferred stock.

         GPU, Inc. is a registered electric utility holding company. Our three domestic electric utility subsidiaries -- Jersey Central Power & Light Company, Metropolitan Edison Company and Pennsylvania Electric Company -- doing business as GPU Energy, annually provide approximately 43 billion kilowatt-hours of electricity to 2 million customers in New Jersey and Pennsylvania. GPU also owns the GPU International Group, which includes our investment in GPU PowerNet, the owner and operator of the electrical transmission system in the Australian State of Victoria. The GPU International Group also has a 50% ownership interest in Midlands, a distribution and supply business located in England serving approximately 2.2 million customers; and ownership interests in generation facilities located in the United States and foreign countries.


Financial Summary:
------------------

- Kilowatt-hour sales to domestic utility customers for 1997 increased 1.0% to 43.0 billion as compared to 1996 mainly due to higher usage by existing customers and an increase in the number of customers.

- Operating revenues for 1997 increased 4.3% to $4.1 billion versus 1996 due to increased KWH sales to domestic utility customers.

- Excluding the effect of the $109.3 million non-recurring charge for the windfall profits tax, the GPU International Group's earnings for 1997 increased $51.7 million versus 1996. The increase reflects increased earnings from the annualized effect of the May 1996 acquisition of Midlands. In addition, as a result of GPU's policy of accruing U.S. income tax on its worldwide operations, GPU's federal income tax liability has been reduced.


         Earnings for the fourth quarter of 1997 were $92.9 million, compared with $80.7 million for 1996. Earnings per share for the quarter was $0.77 for 1997, compared to $0.67 for 1996. Primarily, the same items affecting the 1997 results also affected the fourth quarter results. In addition, the reversal of a valuation reserve, discussed below, and higher energy and reserve capacity expenses also affected the fourth quarter results.

         On November 6, 1997, GPU acquired PowerNet Victoria (renamed GPU PowerNet), which owns and operates the electrical transmission system in the Australian State of Victoria. In the third quarter of 1997, GPU recorded a valuation reserve as a result of its planned sale of Solaris Power due to Victoria's cross-ownership restrictions and the impending PowerNet acquisition. In the fourth quarter of 1997, the valuation reserve was reversed after a determination was made that Solaris would be sold at a profit. In January 1998, the sale of Solaris was completed resulting in an after-tax gain of $12.6 million.





Twelve Months Ended December 31,                                            1997               1996
--------------------------------                                            ----               ----
                                                                       (Unaudited)
Sales to customers (gigawatt-hours) (Note 1)                               42,951              42,513

Operating revenues (000)                                               $4,143,379          $3,970,711

Net income (000)(Notes 2 and 3)                                        $  335,101          $  298,352

Basic         - Earnings per share (Notes 2 and 3)                     $     2.78          $     2.48
              - Average common shares outstanding (000)                   120,722             120,513

Diluted       - Earnings per share (Notes 2 and 3)                     $     2.77          $     2.47
              - Average common shares outstanding (000)                   121,002             120,751




Three Months Ended December 31, (Unaudited)                                 1997              1996
-------------------------------------------                                 ----              ----
Sales to customers (gigawatt-hours) (Note 1)                               10,400              10,188

Operating revenues (000)                                               $1,032,444          $  939,871

Net income (000)                                                       $   92,910          $   80,653

Basic         - Earnings per share                                     $     0.77          $     0.67
              - Average common shares outstanding (000)                   120,805             120,582

Diluted       - Earnings per share                                     $     0.77          $     0.67
              - Average common shares outstanding (000)                   121,070             120,820




Note 1: Gigawatt-hour sales pertain to GPU Energy only and exclude interchange sales.

Note 2: Earnings for 1997 include an after-tax charge to income of $109.3 million, or $0.90 per share, for a windfall profits tax assessed on privatized utilities, including Midlands Electricity, in which GPU has a 50% stake, by the Government of the United
              Kingdom.

Note 3: Earnings for 1996 include an after-tax charge to income of $74.5 million, or $0.62 per share, for costs related to voluntary enhanced retirement programs.

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